Exhibit 99.1

Verrica Pharmaceuticals Appoints Diem Nguyen, Ph.D., M.B.A., to its Board of Directors

– Global biopharmaceutical industry veteran brings significant commercial expertise and business acumen to help advance the Company’s medical dermatology portfolio –

WEST CHESTER, PA – June 10, 2020 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a dermatology therapeutics company developing medications for viral skin diseases requiring medical interventions, today announced the appointment of Diem Nguyen, Ph.D., M.B.A., to its Board of Directors.

“The addition of Diem Nguyen to our Board brings another proven pharmaceutical industry leader, with a successful track record of product development and commercialization, to the Verrica team,” said Paul B. Manning, Chairman of the Board, Verrica. “Her appointment puts us in a position of strength as we prepare for the potential U.S. approval and commercialization of VP-102 for the treatment of molluscum contagiosum.”

“The opportunity to work alongside the Verrica team to amplify its commercialization strategy for VP-102 and support the advancement of an innovative portfolio of medical dermatology treatments is of undeniable interest to me,” said Dr. Nguyen. “I look forward to being part of the effort to broaden the reach of Verrica’s portfolio for the benefit of patients and their families.”

Dr. Nguyen most recently served as Executive Vice President, Biopharma, at PPD, Inc., a leading global clinical research organization providing integrated drug development, laboratory, and lifecycle management services. Prior to joining PPD, she held various commercial leadership and general management roles at Pfizer, including Global President, Americas, Pfizer Essential Health, and Global Sterile Injectables. She also served as Pfizer’s Regional President, North America, Global Established Pharma; General Manager, Global Biosimilars; and Vice President, Established Products Strategy. Prior to Pfizer, Dr. Nguyen led corporate development, including all company-wide mergers and acquisitions and investor relations at Serologicals Corporation. She received a B.A. in Chemistry from the University of Virginia, a Ph.D. in Biochemistry and Molecular Genetics from the University of Virginia, and an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia. Dr. Nguyen also currently serves as a trustee at the Children’s Hospital of Philadelphia.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for viral skin diseases requiring medical interventions. The Company’s late-stage product candidate, VP-102, is a potential first-in-class topical therapy for the treatment of molluscum contagiosum and common warts. Molluscum is a highly contagious viral skin infection affecting approximately six million people, primarily children, in the United States, and common warts are contagious skin growths affecting 22 million people. There are currently no FDA-approved treatments for molluscum or common warts. Following positive topline results from two pivotal Phase 3 trials, the Company submitted an NDA on September 13, 2019 for VP-102 for the treatment of molluscum; on November 26, 2019, the Company received notice that the FDA accepted the NDA for filing, with a Prescription Drug User Fee Act (PDUFA) goal date of July 13, 2020. If approved, VP-102 will be marketed in the United States under the conditionally accepted brand name YCANTH™. Verrica has completed a Phase 2 clinical trial of VP-102 for the treatment of verruca vulgaris, or common warts and, in light of the COVID-19 pandemic, intends to launch two Phase 3 clinical trials when conditions are appropriate. VP-102 is also currently in a Phase 2 trial for the treatment of external genital warts. The Company is conducting necessary preclinical activities for VP-103, its second cantharidin-based product candidate, and, in light of the COVID-19 pandemic, intends to launch a Phase 2 clinical trial in subjects with plantar warts when conditions are appropriate. For more information, visit www.verrica.com.

Forward-Looking Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the potential benefits and potential approval and commercialization of YCANTH™ for the treatment of molluscum, and the clinical development of product candidates for additional indications, including common warts, external genital warts and plantar warts. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control, uncertainties related to the COVID-19 pandemic and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2019, Verrica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

A. Brian Davis

Chief Financial Officer

484.453.3300 ext. 103

info@verrica.com

Luke Brown

Solebury Trout

646.378.2944

lbrown@troutgroup.com

Media:

Joshua R. Mansbach

Solebury Trout

646-378-2964

jmansbach@troutgroup.com